UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 3, 2020

DENBURY RESOURCES INC.
(Exact name of registrant as specified in its charter)

Delaware	1-12935	20-0467835
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5320 Legacy Drive
Plano,	Texas	75024	(972)	673-2000
(Address of principal executive offices)		(Zip code)	(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $.001 per share	DNR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Section 5 – Corporate Governance and Management

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In response to the ongoing significant economic and market uncertainty affecting the oil and gas industry, Denbury Resources Inc. (the “Company”) and its Board of Directors (the “Board”) and Compensation Committee have conducted a comprehensive review of the Company’s compensation programs across the organization. As a result of this review, the Board and Compensation Committee determined that the Company’s historic compensation structure and performance metrics would not be effective in motivating and incentivizing the Company’s workforce in the current environment. With the advice of their independent compensation consultant and legal advisors, the Company and the Board implemented the following revised compensation structure for the Company’s executives and certain senior managers (including each of its named executive officers), other employees and non-employee directors effective as of June 3, 2020.

Named Executive Officers and Other Senior Managers: Christian S. Kendall, the Company’s President and Chief Executive Officer, and Mark C. Allen, the Company’s Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary, each agreed to reduce their 2020 target variable compensation by 35% and 20%, respectively, relative to their 2019 target variable compensation (i.e., 2019 annual incentive program target value and 2019 long-term incentive program target value). Mr. Kendall has also elected to reduce his 2020 annualized base salary by 20%. Target variable compensation will remain at 2019 levels for James S. Matthews, the Company’s Executive Vice President, Chief Administrative Officer, General Counsel and Secretary. The 2020 variable compensation of 21 of the Company’s executives and certain senior managers, including each of its named executive officers (collectively, the “Senior Managers”), will be prepaid with an obligation to repay up to 100% of the compensation (on an after-tax basis) if certain conditions are not satisfied. The total amount that will be paid to the 21 Senior Managers will be approximately $15 million. The Company’s named executive officers’ 2020 variable compensation will be earned 50% based on their continued employment for a period of up to 12 months, and 50% based on achieving certain specified incentive metrics. As a condition to participating in the revised program, all Senior Managers are required to waive participation in the Company’s 2020 annual incentive plan, and all outstanding equity and cash-based compensation awards held by the Senior Managers have been cancelled.

Other Employees: Given the current uncertainty and volatility in the Company’s industry, in an effort to maintain the stability and cohesion of its workforce, the Company’s annual incentive plan will be converted into an opportunity for all eligible employees to receive cash retention payments earned on a quarterly basis over a 12-month period, subject to their continued employment. The Company and the Board believe the revised compensation program’s emphasis on retention is essential to keep employees incentivized in the performance of their duties to accomplish the Company’s short and long-term financial and operational goals.

Non-Employee Directors: In connection with its review of the Company’s historic compensation programs, the Board also revised the Company’s non-employee director compensation program. Under the revised program, John P. Dielwart, the Chairman of the Board, has elected to reduce his 2020 chairman retainer by 20% and all non-employee director compensation will be paid in cash on a quarterly basis.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Denbury Resources Inc. (Registrant)
Date: June 5, 2020	By:	/s/ James S. Matthews
James S. Matthews
Executive Vice President, Chief Administrative Officer, General Counsel and Secretary